Exhibit 99.1

DEER VALLEY CORPORATION BOARD OF DIRECTORS NAMES MR. STEVE LAWLER TO THE POSITION OF EXECUTIVE VICE PRESIDENT AND CFO

January 28, 2009

Deer Valley Corporation, (“Deer Valley” or the “Company”) (OTCBB: DVLY), announced that Mr. Steve Lawler has been chosen by the Board of Directors to serve as the Company’s Executive Vice President and CFO. Mr. Lawler was one of the founders of the company’s wholly owned subsidiary, Deer Valley Homebuilders, Inc. Prior to his assuming his new responsibilities and the associated titles, he served as the subsidiary’s CFO. Deer Valley’s President/CEO and former acting CFO, Mr. Charles G. Masters commented, “Steve’s unwavering dedication to the task of ensuring correct interpretation and timely availability of accurate financial information has been an integral part of the historical success of our operating company. This change in position recognizes his past contributions and more correctly defines the role that he is now playing as a key part of the management of the parent Company. Our directors join me in expressing our congratulations!”

About Deer Valley

Deer Valley is a growth-oriented manufactured home builder with headquarters in Tampa, Florida and operations in Guin, Alabama. The Company is dedicated to offering high quality homes that are delivered with a sense of warmth, friendliness, and personal pride. Having begun operations in March 2004, Company is relatively young, but the management team has over 250 years of combined industry experience from various backgrounds including general management, production, sales, customer service, and finance. The Company’s plant operates on a four day, forty hour per week, single shift schedule. The Company’s also owns one idle plant in Sulligent, Alabama.

The corporate offices of Deer Valley Corporation are located at 3111 W. Dr. MLK Blvd., Tampa, Florida 33607

Additional information can be found at: http://www.deervalleycorp.com.

Contact Information:

Deer Valley Corporation, Tampa, Florida

Charles G. Masters (813) 418-5250

cmasters@deervalleycorp.com

www.deervalleycorp.com